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                                                                   EXHIBIT 10.23

February 29, 2000


Dr. Nikhil Sinha
3510 Native Dancer Cove
Austin, Texas 78746

Dear Nikhil:

It is my pleasure to formally offer you the position of Executive Vice President--Global Corporate Development of eFunds Corporation. This appointment will be effective as of March 1, 2000. You will be responsible for the development of a global business strategy for the company and for mergers and acquisitions and overall business expansion. You will report directly to me, and will join Debra Janssen, Paul Bristow and Steve Coleman as members of the Executive Leadership Team (ELT) assisting me with overall corporate direction and management.

The following confirms our discussions regarding your job offer:

Start date:  3/1/00.

Base salary: $300,000 annually, payable bi-monthly. This figure will next be reviewed for change as of 1/1/01.

Target bonus: Your target bonus will be 50% of your base salary, or $150,000 annually. In addition, this figure can range from 0-100% of base salary (or $0 to $300,000 annually), depending upon the Company's performance against board-approved annual operating plan measures. In all probability, your performance measures will be identical to my own.

Stock Option Grant: Competitive market studies conducted by compensation consultants suggest that your position should receive a stock option grant with a value (as determined by the Black-Scholes method) equal to 115% of your base salary. Because the board of directors has approved a plan for a "double option" grant equal to two years of options, or 230% of your base salary, your initial grant will be set to provide approximately $690,000 in value in this formative year. This initial grant will be granted at the IPO strike price, though the exact number of shares won't be finalized until the time of our IPO. These options will vest in thirds on the first, second and third anniversary of the IPO. The next occasion for another option grant is expected to be on or about January 1, 2002.
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Automobile allowance: You will receive a monthly automobile allowance of $1,100.
This fee, which is intended to cover auto lease or purchase payments, gas and maintenance expense, cellular telephone usage and insurance, may be used in any way you choose. Purchase of an automobile is not required, and there are no restrictions on the type of automobile you may lease or purchase. This program is subject to review at the end of 2000, and may not be renewed in subsequent years.

Financial Planning: You will be eligible for financial planning assistance through our contracted provider, currently AMG, as provided to other members of the ELT.

Severance: Should your employment be terminated for reasons other than willful misconduct, gross negligence or unlawful actions toward the Company or toward or involving others involved with the Company's business (in other words, should you be terminated because your job performance is judged inadequate, your job is eliminated or any other similar reason), you will receive a severance package consisting of one year's base salary (not bonus), plus a second year of income continuation. Income continuation means that, if you are unemployed at the end of the first year following termination from eFunds, or employed at a salary level which is less than your eFunds base salary at the time of your termination, eFunds would continue to pay your base salary (or the difference between your base salary and whatever new salary you are earning) for up to one additional year, or if earlier, until such time as your new salary equals or exceeds your former Deluxe salary. As used in the foregoing, your "salary" from a subsequent employer would include earnings by you through consulting or other similar endeavors for third persons permitted by the terms of your agreement with your subsequent employer. In addition, I am pleased to tell you that the Deluxe Compensation Committee has approved the granting of change in control agreements for the ELT and we are currently preparing drafts of these contracts. I expect that these agreements will be similar to those currently applicable to the executive officers of Deluxe.

Medical/Dental Insurance: Your medical and dental insurance now in effect carries forward, subject to possible adjustment at year-end 2000 as eFunds adopts a single insurance plan..

Vision Care: You remain eligible for the Company's vision care program for the remainder of 2000, and for any such plan that eFunds may adopt in the future.

Life Insurance: You will be eligible for 1 times pay at Company cost but you may purchase an additional 6 times pay up to $1,000,000 through the Company's life insurance plan. You may also purchase Dependent life insurance for your spouse and children, up to $100,000 for your spouse and up to $25,000 for each child under the age of 19 or age 23 if the child is a full-time student.

Retirement: While the new eFunds retirement plan has not been finalized, it is expected to include a Defined Contribution Pension element , a variable "profit sharing" component and a 401(k) plan in which the Company will match your contributions up to a level of eligible wages to be determined.

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Vacation:  You will be eligible for 5 weeks of annual vacation.

Long term disability: Your coverage remains as currently in place, unless the new eFunds should change the policy later.

Physical exam: The Company pays for annual full physical exams for all executives over the age of 45.

Relocation: As we have discussed, I expect that you will make Austin, TX your home base through a period to encompass that covered by your recently-completed retention agreement (twelve months from the IPO date). We will work with you to arrange rented office space there, if desired. We will also provide clerical and administrative support and an office whenever you are in Shoreview (or another headquarters location selected by eFunds). We will revisit the matter of long-term location at the end of your retention period, and should you and I then conclude that a change in location is essential for the well being of eFunds, we will extend to you the full relocation package and support available to any eFunds officer.

This letter supercedes any prior communication to you regarding the subject matter herein, including my letter dated April 13, 1999. Without limiting the generality of the foregoing, this letter shall act to terminate the HDX stock options described in that letter. We will discuss any additional consideration for this termination at a later date, although it is our understanding and agreement that in no event will any future consideration in such regard be less than $200,000 or exceed $600,000. We will retain an independent third party to assist us in arriving at a more exact figure, with the goal being to finalize our discussions on or before May 1, 2000. The exact amount of this future consideration will be subject to the approval of the compensation committee of the Board of Directors of eFunds or Deluxe. Subject to receiving the appropriate approvals, I would expect that this additional consideration will be paid in the form of an additional stock option grant at the time of the IPO. Recognizing that the options described in my prior letter were to vest in these circumstances, the replacement options issued pursuant to this paragraph will be fully vested upon issuance. This letter does not supercede or amend the terms of your restricted stock award or your options from Deluxe Corporation or that certain Release and Discharge Agreement, dated as of October 22, 1999, between you, Deluxe Corporation and certain others.

Nikhil, I hope these points resolve any questions or issues for you. If so, please sign one copy and return it to me at your convenience in the enclosed envelope. Again, welcome to eFunds and to the great future which you and Noelle will help us create.

Best regards,

/s/ John A. Blandiard III


Accepted /s/ Nikhil Sinha
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